Exhibit 99.1
Liberty Latin America Reports Q1 2022 Results
Reported revenue growth of 5% to $1.2 billion, 1% higher on a rebased basis
Record mobile postpaid additions of 121,000
>160,000 homes passed or upgraded; 99% fiber-to-the-home
Puerto Rico and Costa Rica integration programs on-track
Acceleration of share buyback activity; >$55 million in quarter
Denver, Colorado - May 4, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q1”) ended March 31, 2022.
CEO Balan Nair commented, “We have made good progress against a number of our key operational objectives in the first quarter. Of note, we delivered record mobile postpaid growth, grew our fixed subscriber base, continued to expand our high-speed networks and progressed business integrations in Puerto Rico and Costa Rica.”
“Our sales initiatives and focus on delivering innovative offerings drove our best ever quarter of mobile postpaid additions with over 120,000 new subscribers. The residential fixed business was led by strong performances in Costa Rica, Puerto Rico and Panama. We continued to see a challenging environment in Chile where we reported net RGU losses over the quarter, however the launch of aggressive new offers in March drove record gross additions in the month.”
“With respect to our inorganic strategy, we continue to make good progress with the integrations of AT&T's Puerto Rico and USVI operations and Telefónica's Costa Rica assets, each of which we expect to drive significant synergies in the coming years. In addition, we are on-track to complete the transactions announced in Panama and Chile during H1 and H2, respectively.”
“Overall, we have had a steady start to the year and anticipate building operational and financial momentum through 2022. We remain confident in our medium-term outlook and accelerated our buyback activity in the first quarter, repurchasing over $55 million of our shares.”

Business Highlights
•C&W Caribbean & Networks: solid financial start to year
◦Record mobile postpaid adds driven by sales initiatives, including converged offerings
◦Reported and rebased Adj. OIBDA growth of 6% and 8%, respectively
•C&W Panama: robust fixed and mobile postpaid operating momentum
◦Fixed RGU adds of 24,000 up 136% YoY
◦Best ever mobile postpaid adds of 28,000
•Liberty Puerto Rico: continued operating momentum; focus on integration
◦Robust fixed adds driven by broadband, significant mobile adds driven by postpaid
◦Integration and synergy realization on-track
•VTR: performance continues to be challenged in LLA's most competitive market
◦Aggressive price plans impacted ARPU; broadly stabilized broadband RGUs in March
◦JV agreed with América Móvil in Phase II of regulatory process, expect completion in H2
•Costa Rica: record fixed and mobile subscriber additions; strong financial performance
◦100,000 mobile subscribers and 16,000 fixed RGUs added
◦Reported and rebased Adj. OIBDA growth of 114% and 24%, respectively

Additional information, including historic quarterly revenue, adjusted OIBDA, and P&E additions, can be found on our website at https://www.lla.com/investors.

Financial and Operating Highlights

Financial Highlights	Q1 2022	Q1 2021	YoY Growth / (Decline)	YoY Rebase Growth / (Decline)[1]

(USD in millions)
Revenue	$1,219	$1,165	5%	1%
Adjusted OIBDA[2]	$440	$449	(2%)	(2%)
Operating income	$188	$181	4%
Property & equipment additions	$175	$152	15%
As a percentage of revenue	14%	13%

Adjusted FCF[3]	$(57)	$58
Cash provided by operating activities	$122	$204
Cash used by investing activities	$(189)	$(126)
Cash provided (used) by financing activities	$(78)	$333

Operating Highlights[4]	Q1 2022	Q1 2021	YoY Growth

Total Customers	3,227,600	3,217,400	—%
Organic customer additions (losses)	(7,900)	12,800
Fixed RGUs	6,453,300	6,262,300	3%
Organic RGU additions	3,200	76,000
Organic internet additions	13,700	34,000
Mobile subscribers*	7,590,000	4,506,200	68%
Organic mobile additions	49,700	54,900
Organic postpaid additions	121,100	8,100

*    Q1 2022 figures include mobile subscribers and ARPU related to operations in Costa Rica, which were acquired on August 9, 2021 and are therefore not included in Q1 2021 subscriber data.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
	2022	2021	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$444.9	$429.8	4	5
C&W Panama	127.2	127.3	—	—
Liberty Puerto Rico	369.3	361.3	2	1
VTR	170.8	210.3	(19)	(9)
Costa Rica	107.4	36.2	197	9
Corporate	5.6	5.4	4	4
Eliminations	(6.5)	(5.1)	N.M.	N.M.
Total	$1,218.7	$1,165.2	5	1
N.M. – Not Meaningful.
•Our reported revenue for the three months ended March 31, 2022 increased by 5%.
◦Reported revenue growth in Q1 2022 was driven by (1) $72 million from the acquisition of Telefónica's Costa Rica operations on August 9, 2021, (2) organic growth across C&W Caribbean & Networks and Liberty Puerto Rico, (3) organic declines at VTR and (4) a net foreign exchange (“FX”) impact of $(29) million.

Q1 2022 Revenue Growth – Segment Highlights
•C&W Caribbean & Networks: revenue increased by 4% on a reported basis and 5% on a rebased basis.
◦Fixed residential revenue grew by 4% on a reported basis and 5% on a rebased basis, as compared to the prior-year period. Our performance was driven by volume growth, as new build / upgraded homes and continued residential demand for our products led to strong subscriber additions over the past twelve months.
◦Mobile revenue was 7% higher on a reported basis and 8% on a rebased basis, as compared to the prior-year period. Growth was primarily driven by a higher average number of mobile subscribers, resulting from sales initiatives including converged offerings.
◦B2B revenue was 2% and 4% higher on a reported and rebased basis, respectively, as compared to the prior-year period. Performance was driven by higher project-related revenue, and growth in fixed internet and mobile subscription services. This growth was partly offset by declines in subsea revenue year-over-year as increased demand for telecommunications capacity on our networks was more than offset by a $4 million net negative impact from IRU accelerations, largely in Q1 2021.
•C&W Panama: revenue was flat on a reported and rebased basis.
◦Fixed residential revenue was 9% higher on a reported and rebased basis. Growth was driven by increased subscribers, as we added 75,000 RGUs over the past twelve months, with traction from our high-speed data and video propositions.

◦Mobile revenue decreased by 3% on a reported and rebased basis. The decline was driven by reduced prepaid subscription revenue as growth in subscribers over the last twelve months was more than offset by lower ARPU from prepaid mobile services, mainly attributable to lower recharging activity. This decline was partly offset by strength in postpaid subscription revenue, which was up 25% year-over-year, driven by subscriber growth, mainly due to successfully migrating customers from prepaid to postpaid.
◦B2B revenue was 2% lower on a reported and rebased basis, as growth in fixed and mobile recurring revenue was offset by lower government project-related revenue.
•Liberty Puerto Rico: revenue grew by 2% and 1% on a reported and rebased basis, respectively. Fixed revenue grew strongly, driven by subscriber growth as we added 59,000 RGUs over the last twelve months. This was partly offset by mobile, which was lower overall, as stable subscription revenue was more than offset by a $7 million reduction in equipment revenue and $3 million decline in inbound roaming revenue as compared to the prior-year period.
•VTR: revenue was 19% and 9% lower on a reported and rebased basis, respectively. Competitive pressures have led to declines in ARPU and subscriber levels over the last twelve months, negatively impacting year-over-year performance. Strategic initiatives implemented in the first quarter, including aggressively priced commercial propositions, improved gross subscriber additions, however, also contributed to lower ARPU.
•Costa Rica: revenue grew by 197% and 9% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. The strong rebased growth was driven by increased customers across both our mobile and fixed businesses, year-over-year.
Operating Income
•Operating income was $188 million and $181 million for the three months ended March 31, 2022 and 2021, respectively.
◦We reported higher operating income during Q1 2022, as compared with the corresponding period during 2021, primarily due to a decrease in depreciation and amortization expense as we ceased recording depreciation expense for the Chile JV Entities during the third quarter of 2021 when we began accounting for them as held for sale.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)
	March 31,
	2022	2021	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$192.5	$181.3	6	8
C&W Panama	40.5	44.0	(8)	(8)
Liberty Puerto Rico	144.3	149.9	(4)	(4)
VTR	46.5	70.5	(34)	(26)
Costa Rica	30.2	14.1	114	24
Corporate	(13.8)	(10.5)	(31)	(31)
Total	$440.2	$449.3	(2)	(2)

Operating income margin	15.5%	15.5%

Adjusted OIBDA margin	36.1%	38.6%

•Our reported Adjusted OIBDA for the three months ended March 31, 2022 decreased by 2%.
◦Reported Adjusted OIBDA was lower in Q1 2022, driven by an organic decline in VTR. This decline was partially offset by the addition of $17 million contributed by operations acquired from Telefónica in Costa Rica and organic growth at C&W Caribbean & Networks.
Q1 2022 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean and Networks: Adjusted OIBDA increased on a reported and rebased basis by 6% and 8%, respectively, driven by the aforementioned rebased revenue growth. Our reported Adjusted OIBDA margin improved by 110 basis points to 43.3% despite increased direct costs mainly due to project-related B2B activity, and a rise in other operating costs and expenses, which were driven in part by higher utility costs.
•C&W Panama: Adjusted OIBDA was 8% lower on a reported and rebased basis. The decline was driven by higher other operating costs and expenses, primarily due to higher commission and staff costs related to sales activities.
•Liberty Puerto Rico: Adjusted OIBDA declined by 4% on a reported and rebased basis. Rebased Adjusted OIBDA was lower as revenue growth was more than offset by increased costs, including costs related to personnel, equipment and integration.
•VTR: Adjusted OIBDA declined on a reported and rebased basis by 34% and 26%, respectively. The rebased decline was driven by the aforementioned decrease in revenue. Direct and other operating costs were broadly flat year-over-year, as savings across a number of areas were offset by: (i) increased programming costs related to higher basic content costs and a settlement associated with a programming contract, and (ii) higher commercial costs, primarily due to the return of the Lollapalooza music festival, which had been postponed for the prior two years. As a result of the aforementioned settlement, we have lowered the costs of our video packages and now have the ability to create skinnier bundles.

•Costa Rica: Adjusted OIBDA grew by 114% and 24%, on a reported and rebased basis, respectively. Reported growth benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. Our rebased performance was impacted by the aforementioned rebased revenue growth and margin improvement driven by the acquired operations, partly offset by $2 million of additional integration costs, as compared to the prior-year period.
Net Earnings Attributable to Shareholders
•Net earnings attributable to shareholders was $84 million and $89 million for the three months ended March 31, 2022 and 2021, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures.

	Three months ended
	March 31,
	2022	2021
	USD in millions

Customer Premises Equipment	$82.8	$73.6
New Build & Upgrade	30.1	25.5
Capacity	24.6	17.1
Baseline	25.0	26.9
Product & Enablers	12.9	9.3
Property & equipment additions	175.4	152.4
Assets acquired under capital-related vendor financing arrangements	(31.9)	(18.8)
Changes in current liabilities related to capital expenditures	21.2	2.0
Capital expenditures	$164.7	$135.6

Property & equipment additions as % of revenue	14.4%	13.1%

Property & Equipment Additions:
C&W Caribbean & Networks	$51.6	$49.6
C&W Panama	15.0	10.7
Liberty Puerto Rico	44.5	33.7
VTR	44.7	46.7
Costa Rica	9.9	7.3
Corporate	9.7	4.4
Property & equipment additions	$175.4	$152.4

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean & Networks	11.6%	11.5%
C&W Panama	11.8%	8.4%
Liberty Puerto Rico	12.0%	9.3%
VTR	26.2%	22.2%
Costa Rica	9.2%	20.2%

New Build and Homes Upgraded by Reportable Segment:
C&W Caribbean & Networks	36,300	21,000
C&W Panama	44,300	21,500
Liberty Puerto Rico	7,400	2,100
VTR	65,000	76,700
Costa Rica	13,700	6,600
Total	166,700	127,900

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at March 31, 2022:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$403.8	$1.0	$404.8	$162.5
C&W2	4,286.7	—	4,286.7	541.3
Liberty Puerto Rico	2,601.0	6.5	2,607.5	103.6
VTR[3]	1,529.1	—	1,529.1	98.9
Costa Rica	404.1	4.3	408.4	17.1
Total	$9,224.7	$11.8	$9,236.5	$923.4

Consolidated Leverage and Liquidity Information:			March 31, 2022	December 31, 2021

Consolidated debt and finance lease obligations to operating income (loss) ratio			(20.4)x	(16.6)x
Consolidated net debt and finance lease obligations to operating income (loss) ratio			(18.3)x	(14.7)x
Consolidated gross leverage ratio[4]			5.1x	5.0x
Consolidated net leverage ratio[4]			4.6x	4.4x
Average debt tenor[5]			5.7 years	5.9 years
Fully-swapped borrowing costs			5.9%	5.8%
Unused borrowing capacity (in millions)[6]			$1,231.3	$1,211.6
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean & Networks and C&W Panama reporting segments.
3.Represents the debt and finance lease obligations of the VTR borrowing group, which are classified as held for sale on our March 31, 2022 condensed consolidated balance sheet. The cash and cash equivalents amount also includes $67 million that is included in assets held for sale on our March 31, 2022 condensed consolidated balance sheet. In addition, the consolidated leverage and liquidity information includes the impact of the VTR borrowing group.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios, required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
6.At March 31, 2022, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the March 31, 2022 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — March 31, 2022 vs December 31, 2021
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	8,800	8,800	(5,700)	(1,600)	(3,800)	(2,700)	(8,100)	(2,700)	6,100	3,400
The Bahamas	—	—	(1,400)	200	700	(700)	200	(1,700)	(1,200)	(2,900)
Trinidad and Tobago	200	200	200	800	200	2,600	3,600	—	—	—
Barbados	—	—	300	500	800	—	1,300	100	1,600	1,700
Other[1]	—	—	(4,900)	100	(600)	(300)	(800)	(1,900)	8,200	6,300
Total C&W Caribbean & Networks	9,000	9,000	(11,500)	—	(2,700)	(1,100)	(3,800)	(6,200)	14,700	8,500
C&W Panama	17,100	17,100	7,300	7,200	9,100	7,300	23,600	(112,100)	28,400	(83,700)
Total C&W	26,100	26,100	(4,200)	7,200	6,400	6,200	19,800	(118,300)	43,100	(75,200)
Liberty Puerto Rico	3,200	3,200	5,300	1,300	8,000	3,100	12,400	(8,400)	38,600	30,200
VTR	64,400	65,000	(15,700)	(22,900)	(9,200)	(12,600)	(44,700)	(900)	(4,700)	(5,600)
Costa Rica	10,200	10,200	6,700	1,800	8,500	5,400	15,700	56,200	44,100	100,300
Total Organic Change	103,900	104,500	(7,900)	(12,600)	13,700	2,100	3,200	(71,400)	121,100	49,700

Q1 2022 Adjustments:
C&W C&N - Other[1]	5,100	5,100	—	—	—	—	—	—	—	—
Liberty Puerto Rico[2]	—	—	9,100	—	9,100	—	9,100	—	—	—
Total Q1 2022 Adjustments	5,100	5,100	9,100	—	9,100	—	9,100	—	—	—

Net Adds	109,000	109,600	1,200	(12,600)	22,800	2,100	12,300	(71,400)	121,100	49,700

1.C&W Caribbean & Networks Other's non-organic adjustment relates to the identification of additional homes passed during the process of upgrading certain parts of the network.
2.Liberty Puerto Rico's non-organic adjustment relates to the acquisition of Broadband VI, LLC effective December 31, 2021.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,			FX-Neutral[1]
	2022	2021	% Change	% Change

Reportable Segment:
C&W Caribbean & Networks	$49.08	$48.46	1.3%	2.7%
C&W Panama	$38.82	$37.86	2.5%	2.5%
Liberty Puerto Rico	$77.64	$77.83	(0.2%)	(0.2%)
VTR[2]	$37.87	$43.55	(13.0%)	(2.9%)
Costa Rica[3]	$40.81	$42.79	(4.6%)	0.4%
Cable & Wireless Borrowing Group	$47.05	$46.47	1.2%	2.4%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended March 31,			FX-Neutral[1]
	2022	2021	% Change	% Change

Reportable Segment:
C&W Caribbean & Networks	$13.96	$14.18	(1.6%)	0.1%
C&W Panama	$8.57	$9.93	(13.7%)	(13.8%)
Liberty Puerto Rico	$45.72	$44.68	2.3%	2.3%
VTR[4]	$12.43	$15.94	(22.0%)	(12.9%)
Costa Rica[5]	$5.53	$—	N.M.	N.M.
Cable & Wireless Borrowing Group	$11.38	$12.19	(6.6%)	(5.6%)
N.M. – Not Meaningful.
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.The ARPU per customer relationship amounts in Chilean pesos for the three months ended March 31, 2022 and 2021 are CLP 30,618 and CLP 31,528, respectively.
3.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended March 31, 2022 and 2021 are CRC 26,318 and CRC 26,203, respectively.
4.The mobile ARPU amounts in Chilean pesos for the three months ended March 31, 2022 and 2021 are CLP 10,055 and CLP 11,542, respectively.
5.The mobile ARPU amount in Costa Rican colones for the three months ended March 31, 2022 is CRC 3,565.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations for 2022; our digital strategy, product innovation and commercial plans and projects; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition and in Costa Rica following the acquisition of Telefónica's Costa Rica business; the timing and impact of the acquisition of América Móvil’s Panama operations and the formation of a joint venture with América Móvil in Chile; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the acquisition of América Móvil’s Panama operations and the formation of a joint venture with América Móvil in Chile; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Claudia Restrepo    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions and (ii) FX. See Non-GAAP Reconciliations below.
2.Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	March 31,		Change	Rebased change[1]
	2022	2021
	in millions, except % amounts
Revenue	$570.1	$555.1	3%	4%

Operating income	$73.6	$68.0	8%

Adjusted OIBDA	$233.0	$225.3	3%	5%

Operating income as a percentage of revenue	12.9%	12.3%

Adjusted OIBDA as a percentage of revenue	40.9%	40.6%

Proportionate Adjusted OIBDA	$200.2	$192.2
1.    Indicated growth rates are rebased for the estimated impacts of FX.
The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents:

		March 31,	December 31,
	Facility Amount	2022	2021
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2027 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (LIBOR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,100.0	2,100.0
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Other debt:
4.25% CWP Term Loan A due 2028	$275.0	275.0	—
4.25% CWP Term Loan B due 2028[1]	$160.0	—	—
Other regional debt[2]		80.3	351.3
Vendor financing		116.4	98.4
Finance lease obligations		—	0.1
Total third-party debt and finance lease obligations		4,286.7	4,264.8
Less: premiums, discounts and deferred financing costs, net		(32.7)	(31.8)
Total carrying amount of third-party debt and finance lease obligations		4,254.0	4,233.0
Less: cash and cash equivalents		(541.3)	(562.9)
Net carrying amount of third-party debt and finance lease obligations		$3,712.7	$3,670.1
1.     Availability is undrawn at March 31, 2022, restricted for use to fund the Claro Panama Acquisition and is subject to certain ticking fees until the Claro Panama Acquisition closing date.
2.    December 31, 2021 balance includes credit facilities at CWP of approximately $273 million that were refinanced during the first quarter of 2022 under the CWP Term Loan A.

•At March 31, 2022, our third-party total and proportionate net debt was $3.7 billion and $3.6 billion, respectively, our Fully-swapped Borrowing Cost was 5.1%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 5.9 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $200 million for Q1 2022.
•Based on Q1 results, our Proportionate Net Leverage Ratio was 4.1x, calculated in accordance with C&W's Credit Agreement. At March 31, 2022, we had maximum undrawn commitments of $795 million, including $165 million under our regional facilities. At March 31, 2022, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the March 31, 2022 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, finance lease obligations and cash and cash equivalents:

		March 31,	December 31,
	Facility amount	2022	2021
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		620.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Finance lease obligations		6.5	6.5
Total debt and finance lease obligations		2,607.5	2,607.5
Less: discounts and deferred financing costs		(32.8)	(34.8)
Total carrying amount of debt		2,574.7	2,572.7
Less: cash and cash equivalents		(103.6)	(157.7)
Net carrying amount of debt		$2,471.1	$2,415.0
•At March 31, 2022, our Fully-swapped Borrowing Cost was 6.0% and the average tenor of debt was approximately 6.3 years.
•Based on our results for Q1 2022, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.1x, calculated in accordance with LPR’s Group Credit Agreement.
•At March 31, 2022, we had maximum undrawn commitments of $173 million. At March 31, 2022, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the March 31, 2022 compliance reporting requirements.

VTR Borrowing Group
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt and cash and cash equivalents:

	March 31,			December 31,
	2022			2021
	Borrowing currency in millions		CLP equivalent in billions

Credit Facilities:
Revolving Credit Facility A due 2026 (TAB[1]+3.35%)	CLP	45,000.0	—	—
Revolving Credit Facility B due 2026 (LIBOR + 2.75%)		$200.0	—	—
Total Senior Secured Credit Facilities			—	—
Notes:
Senior Secured Notes:
5.125% USD Senior Secured Notes due 2028		$480.0	376.9	409.0
4.375% USD Senior Secured Notes due 2029		$410.0	322.0	349.3
Senior Notes:
6.375% USD Senior Notes due 2028		$550.0	431.9	468.6
Total Notes			1,130.8	1,226.9
Vendor Financing			70.0	70.0
Total debt			1,200.8	1,296.9
Less: deferred financing costs			(18.2)	(19.7)
Total carrying amount of debt			1,182.6	1,277.2
Less: cash and cash equivalents			(77.7)	(120.8)
Net carrying amount of debt			1,104.9	1,156.4

Exchange rate (CLP to $)			785.3	852.0
1.     Tasa Activa Bancaria rate.
•At March 31, 2022, our Fully-swapped Borrowing Cost was 7.2% and the average tenor of debt (excluding vendor financing) was approximately 6.3 years.
•Based on our results for Q1 2022, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 6.9x, calculated in accordance with the indenture governing the 6.375% USD Senior Notes due 2028.
•At March 31, 2022, we had maximum undrawn commitments of $200 million (CLP 157 billion) and CLP 45 billion. At March 31, 2022, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the March 31, 2022 compliance reporting requirements.

Costa Rica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Costa Rica's third-party debt and cash and cash equivalents:

	March 31,			December 31,
	2022			2021
	Borrowing currency in millions		CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)		$276.7	184.7	177.7
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC	79,635.2	79.6	79.6
Revolving Credit Facility due 2024 (LIBOR + 4.25%)		$15.0	5.3	5.1
Total credit facilities			269.6	262.4
Finance lease obligations			2.9	—
Total debt and finance lease obligations before deferred financing costs			272.5	262.4
Less: deferred financing costs			(5.0)	(5.5)
Total carrying amount of debt			267.5	256.9
Less: cash and cash equivalents			(11.4)	(15.6)
Net carrying amount of debt			256.1	241.3

Exchange rate (CRC to $)			666.8	642.2
1.    Under the terms of the credit agreement, Costa Rica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

Subscriber Table

	Consolidated Operating Data — March 31, 2022
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	655,200	655,200	324,500	137,200	296,400	291,700	725,300	1,069,500	45,400	1,114,900
The Bahamas	120,900	120,900	37,500	9,600	30,700	32,300	72,600	141,400	32,100	173,500
Trinidad and Tobago	337,800	337,800	159,800	105,300	143,500	89,800	338,600	—	—	—
Barbados	140,400	140,400	84,000	37,100	73,800	71,300	182,200	88,500	35,600	124,100
Other	341,100	321,300	216,400	74,800	182,600	115,900	373,300	344,900	72,500	417,400
Total C&W Caribbean & Networks	1,595,400	1,575,600	822,200	364,000	727,000	601,000	1,692,000	1,644,300	185,600	1,829,900
C&W Panama	791,400	791,400	207,500	115,400	188,500	186,800	490,700	1,438,800	189,700	1,628,500
Total C&W	2,386,800	2,367,000	1,029,700	479,400	915,500	787,800	2,182,700	3,083,100	375,300	3,458,400
Liberty Puerto Rico [1]	1,163,400	1,163,400	534,900	247,000	496,000	255,600	998,600	191,500	861,100	1,052,600
VTR	4,240,300	3,874,300	1,373,100	1,037,600	1,209,700	532,300	2,779,600	7,300	238,300	245,600
Costa Rica [2]	673,300	667,400	289,900	202,600	251,800	38,000	492,400	2,087,400	746,000	2,833,400
Total	8,463,800	8,072,100	3,227,600	1,966,600	2,873,000	1,613,700	6,453,300	5,369,300	2,220,700	7,590,000

1.As of March 31, 2022, postpaid mobile subscribers include 176,900 Corporate Responsible Users (CRU). A CRU represents an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.

2.Our homes passed in Costa Rica include 57,000 homes on a third-party network that provides us long-term access. Subscriber information related to the Telefónica Costa Rica Acquisition is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding less cash and cash equivalents to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.

Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

.
Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended
	March 31,
	2022	2021
	in millions

Operating income	$188.3	$181.0
Share-based compensation expense	30.0	23.0
Depreciation and amortization	214.1	243.1
Impairment, restructuring and other operating items, net	7.8	2.2
Adjusted OIBDA	440.2	449.3
Less: Property and equipment additions	175.4	152.4
Adjusted OIBDA less P&E additions	$264.8	$296.9

Operating income margin[1]	15.5%	15.5%

Adjusted OIBDA margin[2]	36.1%	38.6%
1.Calculated by dividing operating income by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

.
Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended
	March 31,
	2022	2021
	in millions

Net cash provided by operating activities	$122.3	$203.5
Cash payments for direct acquisition and disposition costs	1.7	4.6
Expenses financed by an intermediary[1]	31.7	26.0
Capital expenditures	(164.7)	(135.6)
Principal payments on amounts financed by vendors and intermediaries	(47.3)	(42.5)
Pre-acquisition interest payments, net[2]	—	2.2
Principal payments on finance leases	(0.2)	(0.5)
Adjusted FCF	$(56.5)	$57.7
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as an operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amount for the 2021 period primarily relates to the Cabletica Term Loan B-1 Facility and Cabletica Term Loan B-2 Facility that were entered into in advance of the Telefónica Costa Rica Acquisition.

.
Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired or disposed business, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired impacting the comparative period are as follows:
i.Telefónica Costa Rica, which was acquired on August 9, 2021; and
ii.Broadband VI, LLC, which was acquired effective December 31, 2021.
In addition, we reflect the translation of our rebased amounts for the current-year period at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding prior- year period.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

.

The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended March 31, 2021
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$429.8	$127.3	$361.3	$210.3	$36.2	$5.4	$(5.1)	$1,165.2
Rebase adjustments:
Acquisitions	—	—	2.9	—	67.8	—	—	70.7
Foreign currency	(6.8)	—	—	(22.0)	(5.2)	—	—	(34.0)
Revenue – Rebased	$423.0	$127.3	$364.2	$188.3	$98.8	$5.4	$(5.1)	$1,201.9

Reported percentage change	4%	—%	2%	(19)%	197%	4%	N.M.	5%

Rebased percentage change	5%	—%	1%	(9)%	9%	4%	N.M.	1%
N.M. – Not Meaningful.

The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended March 31, 2021
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$181.3	$44.0	$149.9	$70.5	$14.1	$(10.5)	$449.3
Rebase adjustments:
Acquisitions	—	—	0.3	—	11.4	—	11.7
Foreign currency	(2.7)	—	—	(7.3)	(1.2)	—	(11.2)
Adjusted OIBDA – Rebased	$178.6	$44.0	$150.2	$63.2	$24.3	$(10.5)	$449.8

Reported percentage change	6%	(8)%	(4)%	(34)%	114%	(31)%	(2)%

Rebased percentage change	8%	(8)%	(4)%	(26)%	24%	(31)%	(2)%

.
The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean and Networks segment to rebased revenue by product and related change calculations.

	Three months ended March 31, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$125.9	$85.4	$211.3	$218.5	$429.8
Rebase adjustments:
Foreign currency	(1.6)	(1.3)	(2.9)	(3.9)	(6.8)
Revenue by product – Rebased	$124.3	$84.1	$208.4	$214.6	$423.0

Reported percentage change	4%	7%	5%	2%	4%

Rebased percentage change	5%	8%	6%	4%	5%
The following tables set forth the reconciliations from reported revenue by product for our C&W borrowing group to rebased revenue by product and related change calculations.

	Three months ended March 31, 2021
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$149.6	$140.2	$289.8	$265.3	$555.1
Rebase adjustments:
Foreign currency	(1.6)	(1.3)	(2.9)	(3.9)	(6.8)
Revenue by product – Rebased	$148.0	$138.9	$286.9	$261.4	$548.3

Reported percentage change	5%	3%	4%	1%	3%

Rebased percentage change	6%	4%	5%	3%	4%

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

Three months ended March 31, 2021
In millions

Adjusted OIBDA – Reported	$225.3
Rebase adjustments:
Foreign currency	(2.7)
Adjusted OIBDA – Rebased	$222.6

Reported percentage change	3%

Rebased percentage change	5%

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Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios, which include VTR. Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of March 31, 2022. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of March 31, 2022 and December 31, 2021 are set forth below:

	March 31, 2022		December 31, 2021
	in millions, except leverage ratios

Total debt and finance lease obligations	$9,099.8		$9,064.9
Discounts, premiums and deferred financing costs, net	136.7		143.2
Projected derivative principal-related cash payments (receipts)[1]	14.8		(104.2)
Adjusted total debt and finance lease obligations[2]	9,251.3		9,103.9
Less:
Cash and cash equivalents	923.4		1,066.4
Net debt and finance lease obligations[2]	$8,327.9		$8,037.5

Operating income[3]:
Operating income for the three months ended September 30, 2021	N/A		$139.0
Operating loss for the three months ended December 31, 2021	$(411.8)		(411.8)
Operating income for the three months ended March 31, 2022	188.3		N/A
Operating income (loss) – last two quarters	(223.5)		(272.8)
Annualized operating income (loss) – last two quarters annualized	$(447.0)		$(545.6)
Adjusted OIBDA[4]:
Adjusted OIBDA for the three months ended September 30, 2021	N/A		$446.1
Adjusted OIBDA for the three months ended December 31, 2021	$469.6		469.6
Adjusted OIBDA for the three months ended March 31, 2022	440.2		N/A
Adjusted OIBDA – last two quarters	$909.8		$915.7
Annualized Adjusted OIBDA – last two quarters annualized	$1,819.6		$1,831.4

Consolidated debt and finance lease obligations to operating income (loss) ratio	(20.4)	x	(16.6)	x
Consolidated net debt and finance lease obligations to operating income (loss) ratio	(18.3)	x	(14.7)	x
Consolidated leverage ratio	5.1	x	5.0	x
Consolidated net leverage ratio	4.6	x	4.4	x
N/A – Not Applicable.
1.Amounts represent the U.S. dollar equivalents and are based on interest rates and exchange rates that were in effect as of March 31, 2022 and December 31, 2021, respectively.

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2.The adjusted total debt and finance lease obligations and net debt and finance lease obligations balances include VTR balances. The VTR balances included in the table above are as follows:

	March 31, 2022	December 31, 2021
	in millions

Total debt and finance lease obligations	$1,506.0	$1,499.0
Discounts, premiums and deferred financing costs, net	23.1	23.2
Projected derivative principal-related cash payments (receipts)	18.7	(95.7)
Adjusted total debt and finance lease obligations	1,547.8	1,426.5
Less:
Cash and cash equivalents	66.8	109.7
Net debt and finance lease obligations	$1,481.0	$1,316.8
3.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA and Adjusted OIBDA less P&E Additions above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income (loss) and consolidated net debt and finance lease obligations to operating income (loss) as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
4.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended March 31, 2022. A reconciliation of our operating income (loss) to Adjusted OIBDA for the three months ended September 30, 2021 and December 31, 2021 is presented in the following table:

	Three months ended September 30, 2021	Three months ended December 31, 2021
	in millions

Operating income (loss)	$139.0	$(411.8)
Share-based compensation expense	33.1	29.2
Depreciation and amortization	251.9	228.5
Impairment, restructuring and other operating items, net	22.1	623.7
Adjusted OIBDA	$446.1	$469.6

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.

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Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended
	March 31,
	2022	2021
	in millions

Operating income	$73.6	$68.0
Share-based compensation expense	8.5	6.9
Depreciation and amortization	137.5	145.9
Related-party fees and allocations	9.9	5.3
Impairment, restructuring and other operating items, net	3.5	(0.8)
Adjusted OIBDA	233.0	225.3
Noncontrolling interests' share of Adjusted OIBDA	32.8	33.1
Proportionate Adjusted OIBDA	$200.2	$192.2